Exhibit 10.13

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of September 6, 2018, by and between Kodiak Sciences Inc., a Delaware corporation (the “Company”), and Jason Ehrlich, M.D., Ph.D. (the “Executive”). This Executive Employment Agreement amends and restates the Executive Employment Agreement by and between the Company and the Executive dated August 26, 2018 (the “Effective Date”).

RECITALS

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, for such purposes and upon the terms and conditions hereinafter provided; and

WHEREAS, the parties wish to establish the terms of the Executive’s employment with the Company and set out fully their respective rights, obligations and duties.

NOW, THEREFORE, in consideration of the promises and the terms and conditions set forth in this Agreement, the parties hereby agree as follows:

AGREEMENT

1. Employment by the Company.

(a) Title and Capacity. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, effective as of the Start Date, under the terms set forth in this Agreement. The Executive will serve in an executive capacity as the Chief Medical Officer and Chief Development Officer of the Company, reporting to the Company’s Chief Executive Officer. During the Executive’s employment with the Company, the Executive will devote substantially all of Executive’s business time and attention to the business of the Company, except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies, or as otherwise set forth herein.

(b) Duties and Location. The Executive shall perform such duties as are ordinary, customary and necessary in such role as carried out for a biopharmaceutical company and consistent with the Company’s objectives to discover, develop, obtain approval, commercialize and sell its own pharmaceutical products, and to become registered to sell its securities to the public. The Executive shall perform any duties as are assigned to the Executive from time to time, consistent with the Bylaws of the Company and as required by the Chief Executive Officer of the Company. The Executive shall be entitled to work from Austin, Texas subject to travel to Executive’s primary office location in Palo Alto, California through the third (3rd) anniversary of the Effective Date, and thereafter by mutual agreement of the parties. The Company reserves the right to reasonably require the Executive to perform Executive’s duties at places other than its corporate headquarters from time to time, and to require reasonable business travel.

(c) Company Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company that are made available to Executive, except that when the terms of this Agreement differ from or are in conflict with such general employment policies or practices, this Agreement shall control.

(d) Start Date. Executive’s anticipated date for commencement of employment with the Company is September 1, 2018 or another mutually agreed upon date.

2. Compensation and Benefits.

(a) Base Salary. The Company agrees to pay the Executive for services rendered an annual base salary of Four Hundred Forty Thousand Dollars ($440,000), subject to payroll withholding and deductions, and payable in accordance with Company’s customary payroll practice (the “Base Salary”). The Base Salary shall be reviewed periodically by the Company’s Chief Executive Officer; provided, however, that any such review will not necessarily result in an adjustment to the Base Salary. Any change in the Base Salary must be approved by the Chief Executive Officer.

(b) Targeted Incentive Bonus. The Executive is eligible to earn, in addition to the Base Salary and subject to the terms hereof and at the full discretion of the Chief Executive Officer, a targeted incentive bonus of forty percent (40%) of Base Salary, subject to all applicable withholdings and deductions (the “Targeted Incentive Bonus”). Whether Executive earns a Targeted Incentive Bonus award shall be determined by the Chief Executive Officer in its discretion, based on the Executive’s and the Company’s performance against “goals” during the applicable fiscal year. The Targeted Incentive Bonus performance goals will be set by the Chief Executive Officer in conjunction with the Company’s Board of Directors or its authorized committee (in either case, the “Board”) at the beginning of each fiscal year. Subject to the terms of this Agreement, the Executive will not earn any bonus if Executive’s employment terminates for any reason before the end of the fiscal year. For 2018, Executive’s Target Incentive Bonus shall be pro-rated based on the number of days during which Executive is employed with the Company through December 31, 2018; otherwise, no prorated bonus can be earned. Any Targeted Incentive Bonus, if earned, shall be payable no earlier than the first payroll period in the new fiscal year, but in no event later than the end of the first quarter following the applicable fiscal year.

(c) Equity.

(i) Option. Subject to the approval of the Board, immediately following the Start Date, the Company shall grant Executive a stock option (the “Option”) under the Company’s then-current equity plan (the “Plan”) to purchase 425,000 shares of Common Stock of the Company (“Shares”) at the fair market value as determined by the Board as of the date of grant. The Option will be governed in full by the terms and conditions of the Plan and the Executive’s individual Stock Option Agreement. Subject to the limitations set forth below, the Option will vest as to 25% of the Shares subject to the Option on the first anniversary of the Effective Date and monthly over the next thirty-six (36) months, during the Executive’s continuous service with the Company in accordance with the Plan and subject to the remaining terms and conditions of this Agreement.

(ii) Restricted Stock Unit Award. Subject to the approval of the Board, on the S-8 Filing Date, the Company shall grant Executive an award of restricted stock units (the “RSU Award”) under the Plan covering a number of Shares equal to (x) $600,000 divided by (y) the IPO Price, rounded down to the nearest whole Share, effective as of the Registration Date. The RSU Award will be governed in full by the terms and conditions of the Plan and the Executive’s individual Restricted Stock Unit Agreement. Subject to the limitations set forth below, the RSU Award will vest 50% of the Shares on the first anniversary of the grant date with the remainder vesting equally in biannual installments over the following one (1) year, during the Executive’s continuous service with the Company in accordance with the Plan.

(d) Retention Bonus. The Company agrees to pay the Executive a one-time cash retention bonus of Two Hundred Thousand Dollars ($200,000) (the “Retention Bonus”), subject to payroll withholding and deductions, and payable on the first payroll date of the Company on or following the Effective Date. If, before the second (2nd) anniversary of the Effective Date, the Executive’s employment with the Company is terminated either (i) by the Company for Cause or due to the Executive’s Disability (as such terms are defined below) or (ii) by the Executive without Good Reason (as defined below), the Executive agrees to repay to the Company within thirty (30) days after the Termination Date (as defined below) an amount in cash equal to (A) the gross amount of the Retention Bonus multiplied by (B) a fraction (1) the numerator of which is (x) twenty-four (24) minus (y) the number of fully completed months of employment between the Effective Date and the Termination Date and (2) the denominator of which is twenty-four (24). For the avoidance of doubt, Executive’s termination for death shall not require repayment of the Retention Bonus.

(e) Housing and Travel Allowance. The Company will provide the Executive with an allowance of up to Ten Thousand Dollars ($10,000), less applicable withholdings, per month for the first thirty-six (36) months following the Start Date for the Executive’s housing and travel expenses incurred while he is employed with the Company (“Housing and Travel Allowance”). Such Housing and Travel Allowance is being provided for Executive’s travel and housing requirements associated with his need to travel to and from his personal residence in Austin, Texas to the Company’s Palo Alto offices. Executive must provide substantiation of expenses to the Company within thirty (30) days following the date the expense is incurred, and the Company will pay or otherwise reimburse Executive no later than thirty (30) days following the date the substantiation is provided to the Company. All amounts payable under this paragraph will be grossed up for applicable taxes subject to the terms of the Company’s expense reimbursement policy.

(f) Benefits. The Executive (and, where applicable, the Executive’s qualified dependents) will be eligible to participate in health insurance and other employee benefit plans and policies established by the Company for its executive team from time to time on substantially the same terms as are made available to other such employees of the Company generally. The Executive’s participation (and the participation of the Executive’s qualified dependents) in the Company’s benefit plans and policies will be subject to the terms of the applicable plan documents and the Company’s generally applied policies, and the Company in its sole discretion may from time to time adopt, modify, interpret or discontinue such plans or policies.

(g) Expenses. The Company will reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in connection with the Executive’s discharge of the Company’s business, in accordance with the applicable Company policy as may be amended from time to time.

(h) Termination of Benefits. Except as set forth in Section 3 or as otherwise specified herein or in any other agreement between the Executive and the Company, if the Executive’s employment is terminated by the Company for any reason, with or without Cause, or if the Executive resigns the Executive’s employment voluntarily, with or without Good Reason, no compensation or other payments will be paid or provided to the Executive for periods following the Termination Date (as defined below) when such a termination of employment is effective, provided that any rights the Executive may have under the Company’s benefit plans shall be determined under the provisions of such plans. If the Executive’s employment terminates as a result of the Executive’s death or Disability, no compensation or payments will be made to the Executive or to the Executive’s estate, as the case may be, other than any Accrued Compensation (as defined below) and those benefits to which the Executive may otherwise be entitled under the benefit plans of the Company.

3. Compensation and Benefits Upon Termination of Employment. Upon termination of the Executive’s employment (such date of termination being referred to as the “Termination Date”), the Company will pay the Executive the compensation and benefits as described in this Section 3.

(a) General Benefits Upon Termination. The Company will pay the Executive, or Executive’s estate, as the case may be, all accrued but unpaid Base Salary, earned and awarded but unpaid Targeted Incentive Bonus compensation, approved but unpaid business expenses, and accrued but unused vacation (collectively, the “Accrued Compensation”), if any.

(b) Termination without “Cause” or for “Good Reason”. In the event that the Company terminates the Executive’s employment without Cause or, in the event the Executive terminates Executive’s employment for Good Reason: (i) the Executive shall be eligible to receive: (A) a lump sum payment equal to nine (9) months of Base Salary (or if such termination occurs during the Corporate Transaction Period (as defined below), twelve (12) months of Base Salary), subject to payroll withholding and deductions (“Severance Payment”), (B) a lump sum payment equal to the maximum Targeted Incentive Bonus, prorated for the portion of the fiscal year elapsed as of the Termination Date (or, if such termination occurs during the Corporate Transaction Period, the payment shall be calculated without any proration) (“Severance Bonus Amount”), and (C) the benefits set forth in Section 3(d), and (ii) the Executive shall be entitled to acceleration of vesting of such portion of the Executive’s outstanding Company equity awards (including, but not limited to, the Option and the RSU Award) as would have vested in the twelve (12)-month period following the Termination Date had the Executive continued to be employed by the Company for such period (or if such termination occurs simultaneously with or within twenty-four (24) months after a Corporate Transaction, acceleration of vesting of one hundred percent (100%) of the unvested portion of such Company equity awards (including, but not limited to, the Option and the RSU Award)), provided, however that in each case the receipt of the Severance Payment, the Severance Bonus Amount, benefits and accelerated vesting is expressly contingent upon the Executive’s execution and delivery of a release and waiver of claims agreement drafted by and satisfactory to counsel for the Company (the “Release”) executed and becoming effective within sixty (60) days following the Termination Date. The Severance Payment, Severance Bonus Amount, and benefits shall be paid or commence on the first payroll period following the date the Release becomes effective (the “Payment Commencement Date”). The foregoing notwithstanding, if the 60th day following the Termination Date occurs in the calendar year following the termination, then the Payment Commencement Date shall be no earlier than January 1st of such subsequent calendar year. The provision of payments and benefits pursuant to this Section shall be subject to the terms and conditions set forth on Exhibit A.

(c) Definitions.

(i) “Corporate Transaction” means any (A) consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the members/shareholders of the Company prior to such consolidation, merger or reorganization shall own less than fifty percent (50%) of the voting equity of the continuing or surviving entity after such consolidation, merger or reorganization, (B) any transaction or series of related transactions to which the Company is a party, in which in excess of fifty percent (50%) of the Company’s voting equity securities is transferred, except for bona fide sales of the Company’s equity securities to investors for primarily fundraising purposes, or (C) a sale of substantially all of the assets of the Company.

(ii) “Corporate Transaction Period” means the period beginning three (3) months prior to a Corporate Transaction and ending twenty-four (24) months after such Corporate Transaction.

(iii) “Cause” means (A) Executive’s conviction of, including pleading guilty or nolo contendere to, any felony or any crime involving dishonesty; (B) Executive’s intentional participation in any fraud or act of dishonesty against the Company; (C) a material violation by Executive of any of the Company’s written policies or other serious misconduct, in each case that results in or is reasonably likely to result in material harm to Company that is not cured within thirty (30) days following written notice of Cause from the Company provided that a cure is possible; (D) Executive’s willful and continued failure substantially to perform any of Executive’s job duties that is not cured within thirty (30) days following written notice of Cause from the Company; (E)

conduct by Executive which, in the good faith and reasonable determination of the Board, demonstrates gross unfitness to serve that is not cured within thirty (30) days following written notice of Cause from the Company provided a cure is possible; or (F) Executive’s material breach of any agreement with the Company (or its subsidiaries or successors) that is not cured within thirty (30) days following written notice of such breach from the Company. In the event the Cause definition in this agreement differs from the Cause definition in the Plan, the definition in this Agreement shall control.

(iv) “Good Reason” means the occurrence of any one or more of the following events without the prior written consent of the Executive: (A) a material reduction in Base Salary or Targeted Incentive Bonus opportunity or benefits, provided that any reduction in Base Salary (and any reduction in the dollar amount of the Executive’s Targeted Incentive Bonus opportunity resulting from such reduction in Base Salary) that is related to a cross-executive team base salary reduction shall not constitute “Good Reason”; (B) a material reduction in Executive’s title, duties, or responsibilities or change in reporting line; provided that a reassignment following a Corporate Transaction to a position that is substantially similar to the position held prior to the Corporate Transaction shall not constitute a material reduction in job responsibilities or duties; (C) a relocation of Executive’s primary work location that increases Executive’s one-way commute by more than fifty (50) miles; (D) any requirement by the Company that Executive relocate to the state in which the Company’s principal place of business is located within the first three (3) years of his employment by the Company; (E) failure of the successor company to assume obligations contained in the Stock Option Agreement, Restricted Stock Unit Agreement, or any other equity compensation agreement in place between Executive and the Company at the time of the Corporate Transaction; (F) any written directive given to Executive by the Chief Executive Officer or the Board that is in conflict with Executive’s professional medical obligations or otherwise in violation of applicable law or regulation, in all cases, of which the Chief Executive Officer or the Board has knowledge of such obligations or law or regulation prior to the issuance of such directive; or (G) the Company’s material breach of any terms of the Stock Option Agreement, the Restricted Stock Unit Agreement, or this Agreement; provided, however, that no such event or condition shall constitute Good Reason unless (i) the Executive gives the Company a written notice of termination for Good Reason not more than ninety (90) days after the initial existence of the condition, (ii) the grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice, and (iii) the Termination Date occurs within ninety (90) days following the Company’s receipt of such notice. For avoidance of doubt, the failure of the Company to issue the Option or the RSU Award as required by the terms and conditions of this Agreement shall constitute a material breach of this Agreement.

(v) “IPO Price” means the initial price to the public as set forth in the final prospectus included within the registration statement on Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Company’s Common Stock.

(vi) “S-8 Filing Date” means the effective date of the first registration statement on Form S-8 for the registration of Shares issuable pursuant to the Plan.

(d) Benefits Continuation.

(i) COBRA. If the Executive’s employment is terminated pursuant to Section 3(b) and provided that the Executive is eligible for and elects to continue receiving group health and dental insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., the Company will, for a nine (9)-month period (or if such termination occurs during the Corporate Transaction Period, a twelve (12)-month period) following the Payment Commencement Date (the “Benefits Continuation Period”), continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly situated employees who receive the same type of coverage. The remaining balance of any premium costs shall be paid by the Executive on a monthly basis for as long as, and to the extent that, the Executive remains eligible for COBRA continuation.

(ii) Special Cash Payments. If the Company determines, in its sole discretion, that it cannot pay its share of the COBRA premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the Company’s share of the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the Benefits Continuation Period.

(iii) Alternative Eligibility. The above notwithstanding, in the event the Executive becomes eligible for health insurance benefits from a new employer during the Benefits Continuation Period, the Company’s obligations under this Section 3(d) shall immediately cease and the Executive shall not be entitled to any additional monthly premium payments for health insurance coverage. Similarly, in the event the Executive becomes eligible for dental insurance benefits from a new employer during the Benefits Continuation Period, the Company’s obligations under this Section 3(d) shall immediately cease and the Executive shall not be entitled to any additional monthly premium payments for dental insurance benefits. The Executive hereby represents that Executive will notify the Company in writing within three (3) days of becoming eligible for health or dental insurance benefits from a new employer during the Benefits Continuation Period.

(e) Death. This Agreement shall automatically terminate upon the death of the Executive and all monetary obligations of Company under Section 3 of this Agreement shall be prorated to the Termination Date and paid to the Executive’s estate.

(f) Disability. The Company may terminate the Executive’s employment for “Disability” if the Executive is unable, due to a physical or mental impairment, to perform the essential functions of the Executive’s job position, with or without reasonable accommodation, for a period of ninety (90) consecutive calendar days, or for at least sixty-five (65) business days within a twelve (12)-month period, provided that the Company shall terminate for Disability only in compliance with the Family Medical Leave Act, and the Americans with Disabilities Act. Any dispute regarding the existence of Disability shall be resolved by a panel of three (3) physicians, which shall consist of one physician selected by the Company, one physician selected by the Executive, and one physician selected by such other two physicians. A termination of employment pursuant to this Section 3(f) shall constitute a termination for Cause.

4. Acceleration of Vesting Following a Corporate Transaction. If on the date twenty-four (24) months immediately following the consummation of any Corporate Transaction the Executive is providing services to the acquiring company (or its subsidiaries or parent) as either an employee or a consultant, then one hundred percent (100%) of the Executive’s outstanding Company equity awards that remain unvested shall vest, effective as of the second anniversary of the Corporate Transaction subject to the execution of a Release and it becoming effective.

5. At-Will Employment. The Executive will be an “at-will” employee of the Company, which means the employment relationship can be terminated by either the Executive or the Company for any reason, at any time, with or without prior notice and with or without Cause or Good Reason. The Company makes no promise that the Executive’s employment will continue for any particular period of time, nor is there any promise that it will be terminated only under particular circumstances. No raise or bonus, if any, shall alter the Executive’s status as an “at-will” employee or create any implied contract of employment. Discussion of possible or potential benefits in future years is not an express or implied promise of continued employment. No manager, supervisor or officer of the Company has the authority to change the Executive’s status as an “at-will” employee. The “at-will” nature of the employment relationship with the Executive can only be altered by a written agreement signed by the Executive and the Chief Executive Officer.

6. Director and Officer Liability Insurance; Indemnification. During the Executive’s employment hereunder, the Executive shall be entitled to the same indemnification and director and officer liability insurance as the Company and its affiliates maintain for other corporate officers.

7. Employee Confidential Information and Inventions Assignment Agreement. The Executive shall execute and deliver the Company’s standard Employee Confidential Information and Inventions Assignment Agreement set forth as Exhibit B hereto.

8. Attention to Duties; Conflict of Interest. Except with the prior written consent of the Chief Executive Officer, the Executive will not while employed by the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which the Executive is a passive investor. The Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. The Company has consented to the Executive’s pursuit of the external obligations set forth in Exhibit C hereto, provided, however, that such activities do not materially interfere with the performance of the Executive’s duties under this Agreement, are not competitive with the Company’s business, and do not cause a conflict of interest (any such issue an “External Conflict”). The existence of an External Conflict shall be determined in the sole discretion of the Chief Executive Officer, based upon a reasonable discussion of the potential issue with the Executive. Upon written notice of the Company’s withdrawal of consent to external activities because of an External Conflict, the Executive shall cease the external activities either immediately (in the case of competition or conflict of interest), or within a reasonable period not longer than thirty (30) days, otherwise further pursuit of such external activities shall be deemed Cause for termination under Section 3(c)(iii)(F). Other than those set forth in Exhibit C, the Executive represents that the Executive has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered to the Company. While employed by the Company, the Executive shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate or engage in any activity or other business competitive with the Company’s business. The Executive shall not invest in any company or business which competes in any manner with the Company, except as a passive investor, and for so long as Executive’s direct holdings in any one such corporation shall not in the aggregate constitute more than two and a half percent (2.5%) of the voting stock of such corporation.

9. General Provisions.

(a) Contingency. Executive’s employment hereunder is contingent upon satisfactory proof of Executive’s right to work in the United States.

(b) Severability. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

(c) No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

(d) Assignment. This Agreement and all rights hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets; provided, however, that any such assignee assumes the Company’s obligations hereunder.

(e) Withholding. All sums payable to the Executive hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

(f) Entire Agreement. This Agreement, including the exhibits and agreements referred to herein (which are deemed incorporated by reference herein) constitute the entire and only agreement and understanding between the parties governing the terms and conditions of employment of the Executive with the Company and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings governing the terms and conditions of the Executive’s employment by the Company. In the event of any conflict between the terms of any other agreement between the Executive and the Company entered into prior to the effective date of this Agreement, the terms of this Agreement shall control.

(g) Amendment. This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by an agreement in writing executed by both parties hereto.

(h) Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female references, and the word “or” is used in the inclusive sense.

(i) Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by overnight courier, facsimile transmission, or the third day after mailing by first class mail) to the Company at its primary office location and to the Executive at Executive’s address as listed on the Company payroll (which address may be changed by written notice).

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

(k) Governing Law, Forum Selection. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflict of laws. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a state or federal court located in Santa Clara County, California, and the Company and the Executive each consents to the jurisdiction of such a court.

IN WITNESS WHEREOF, the Company and the Executive have executed this Executive Employment Agreement as of the date first above written.

KODIAK SCIENCES INC.

By:	/s/ Victor Perlroth
Victor Perlroth, M.D.

JASON EHRLICH, M.D., PH.D.:

/s/ Jason Ehrlich

EXHIBIT A

PAYMENTS SUBJECT TO SECTION 409A

1. Subject to this Exhibit A, any severance payments and benefits that may be due under the Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to distribution of the severance payments and benefits, if any, to be provided to the Executive under the Agreement, as applicable:

(a) It is intended that each installment of the severance payments and benefits under the Agreement provided under shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments or benefits shall be made on the dates and terms set forth in the Agreement.

(c) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the severance payments and benefits due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid at the time set forth in the Agreement; and

(ii) Each installment of the severance payments and benefits due under the Agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.

2. The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

A-1

3. The Company makes no representation or warranty and shall have no liability to the Executive or to any other person if any of the provisions of the Agreement (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

A-2

EXHIBIT C

PERMITTED EXTERNAL ACTIVITIES

C-1